Exhibit 99.1

Protagenic’s Neuropeptide Shows Strong Efficacy in Treating Depression and Anxiety of Established Rodent Models

●	First in class psychotropic agent
●	50% reduction in anxiety related symptoms
●	Data generated by independent world-renowned laboratory

NEW YORK, Sept 28, 2017 (GLOBE NEWSWIRE) -- Protagenic Therapeutics, Inc. (OTCQB: PTIX) announced today that experiments conducted at independent contract research organizations have demonstrated that PT00114, its novel drug candidate for the treatment of stress-related mental disorders, has rapid and long-lasting activity. These studies were conducted in established rodent models of anxiety and depression which have been predictive of responses in humans. PT00114 is a novel synthetic peptide closely related to TCAP, a naturally occurring brain peptide with deep evolutionary roots as an endogenous physiological mechanism for blunting the effects of stress.

Studies conducted at Charles River Laboratories in Finland have replicated and extended earlier observations that PT00114 significantly reduces stress in rodent models that are predictive of clinical efficacy. In these experiments PT00114 cut anxiety-related fear responses in half. Furthermore, these benefits were observed without sedation, reduction in locomotor activity, changes in feeding behavior, or evidence of dependency; all of which are important advantages over today’s anti-anxiety drugs. Among other unique properties of PT00114 is its rapid onset of action as compared to Prozac, Effexor, and other neurotransmitter reuptake inhibitors, which have many side effects and generally take several weeks to start working. Protagenic Therapeutics is advancing additional experiments to validate the effect of PT00114 for opioid addiction.

“We are excited to see the new data validating and extending our findings at the University of Toronto that TCAP, a natural brain peptide, can potentially be medicine for a number of serious psychiatric and addictive disorders,” said Dr. David Lovejoy, Professor of Cell and Systems Biology at the University of Toronto, and Chief Scientific Advisor of Protagenic Therapeutics.

“PT00114 counteracts the effects of Corticotropin Releasing Hormone, the body's "master switch" coupling environmental stress to biochemical, metabolic, and behavioral disturbances. Unlike most side-effect-laden neuropsychiatric drugs, PT00114 acts through the body's natural control systems, restoring balance to the brain and reversing disordered behavior without untoward side effects,” said Robert B. Stein, M.D., Ph.D., Chair of the Protagenic Therapeutics Board of Directors Science Committee.

Protagenic Therapeutics is in discussions with government agencies for further testing of PT00114 in selected models of PTSD and for non-dilutive funding of up-coming clinical trials. Based on progress with PT00114, Protagenic Therapeutics is now entering into discussions with potential corporate partners.

About Protagenic Therapeutics, Inc.

Protagenic Therapeutics, Inc. (OTCQB: PTIX) is a pre-clinical biopharmaceutical company endeavoring to develop first-in-class neuro-active peptides into human therapeutics to treat anxiety, treatment-resistant depression, addiction, and other disorders. For more information, visit http://www.protagenic.com.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Protagenic Therapeutics’ product candidates and pre-clinical development and clinical trial plans and activities. Forward-looking statements include words such as "expects," "anticipates," "intends," "plans," "could," "believes," "estimates" and similar expressions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, our ability to obtain additional capital to meet our liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the pre-clinical testing and eventual clinical trials of our product candidates; our ability to successfully complete research and further development and commercialization of our product candidates; the uncertainties inherent in pre-clinical and clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to protect the Company's intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company's products; and the other factors described under the Risk Factors section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.. Protagenic Therapeutics cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Protagenic undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:

Protagenic Therapeutics, Inc.
Alexander K. Arrow, MD, CFA
213-260-4342
alex.arrow@protagenic.com